As filed with the Securities and Exchange Commission on January 3, 2014

Registration No. 333-156811

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

StellarOne Corporation

(Exact name of registrant as specified in its charter)

Virginia	54-1829288
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

590 Peter Jefferson Parkway, Suite 250

Charlottesville, Virginia 22911

(434) 964-2211

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Robert M. Gorman

Executive Vice President and Chief Financial Officer

Union First Market Bankshares Corporation

1051 East Cary Street, Suite 1200

Richmond, Virginia 23219

(804) 633-5031

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Approximate Date of Commencement of Proposed Sale to the Public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Deregistration of Securities

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-3 (the “Registration Statement”):

•	Registration Statement No. 333-156811, pertaining to the registration of possible resales from time to time by selling securityholders of some or all of (i) 30,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value, (ii) a warrant to purchase 302,623 shares of common stock, par value $5.00 per share, for cash at an initial exercise price of $14.87 per share, and (iii) shares of common stock issued upon exercise of such warrant.

On January 1, 2014, pursuant to the Agreement and Plan of Reorganization, dated as of June 9, 2013, between Union First Market Bankshares Corporation (“Union”) and StellarOne Corporation (“StellarOne”), and a related Plan of Merger, StellarOne merged with and into Union (the “Merger”). As a result of the Merger, StellarOne ceased to exist as of January 1, 2014 and Union is the successor in interest to StellarOne.

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by StellarOne in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, Union (as successor to StellarOne) hereby removes from registration the securities of StellarOne registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant (as successor to StellarOne Corporation) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on this 3rd day of January, 2014.

UNION FIRST MARKET BANKSHARES CORPORATION (as successor to StellarOne Corporation)

By:	/s/ Robert M. Gorman
Robert M. Gorman
Executive Vice President and Chief Financial Officer

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